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                                                                 Exhibit (d)(26)

                   FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE PROGRESSIVE CORPORATION

         THIS FIRST AMENDMENT, dated as of the first day of June, 2004, and effective as otherwise set forth herein, by and between Fidelity Management Trust Company (the "Trustee") and The Progressive Corporation ("Company");

                                   WITNESSETH:

         WHEREAS, the Trustee and Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the "Plan"); and

         WHEREAS, Company has informed the Trustee that effective close of business April 22, 2004, the assets of the Janus Worldwide Fund are frozen to new contributions and exchanges in; and

         WHEREAS, Company hereby directs the Trustee, in accordance with Section 8(g), effective close of business May 28, 2004, to liquidate all participant balances held in the Janus Worldwide Fund at its net asset value on such day, and to invest the proceeds in the Templeton World Fund - Class A at its net asset value on such day. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by Company. Any variation from the procedure described herein may be instituted only at the express written direction of Company; and

         WHEREAS, the Trustee and Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

         NOW THEREFORE, in consideration of the above premises, the Trustee and Company hereby amend the Trust Agreement by:

         (1) Adding a new Section 13, Electronic Services, as follows, and renumbering all subsequent subsections accordingly:

                  Section 13. Electronic Services.

                  (a) The Trustee may provide Electronic Services and/or Electronic Products, including, but not limited to Fidelity Plan Sponsor WebStation. Company and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee's written consent, except, in cases where Trustee has specifically notified Company that the Electronic Products or Services are suitable for delivery to Company's Participants, for non-commercial personal use by Participants or beneficiaries with respect to their participation in the Plan or for their other retirement planning purposes.

                  (b) Company shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or intranet so that such content will appear exactly as it appears when

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                  delivered to Company. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. Company shall promptly remove Electronic Products or Services from its computer network and/or intranet, or replace the Electronic Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

                  (c) All Electronic Products shall be provided to Company without any express or implied legal warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to Company without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to Company a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

                  (d) To the extent that any Electronic Products or Services utilize internet services to transport data or communications, the Trustee will take, and Company agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by Company or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of internet or network services, or any other service required for electronic communication. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to Company.

         (2) Effective close of business April 22, 2004, amending the "investment options" section of Schedule "A" to delete the reference to the "Janus Worldwide Fund" and replace it with "Janus Worldwide Fund (frozen to new contributions and exchanges in)."

         (3) Effective close of business May 28, 2004, amending the "investment options" section of Schedule "A" to delete the following:

                  o Janus Worldwide Fund (frozen to new contributions and exchanges in)

         (4) Effective close of business May 28, 2004, amending the "investment options" section of Schedule "A" to add the following:

                  o        Templeton World Fund - Class A

                  o        American AAdvantage Small Cap Value Fund - Plan Ahead
                           Class

         (5) Restating, in its entirety, the "Non-Fidelity Mutual Funds" section of Schedule "B" as follows:

                  Non-Fidelity Mutual Funds: Fees paid directly to Fidelity
                                             Investments Institutional
                                             Operations Company, Inc. (FIIOC) or
                                             its affiliates by Non-Fidelity
                                             Mutual Fund vendors shall be posted
                                             and updated quarterly on

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                                             Plan Sponsor Webstation at
                                             http://psw.fidelity.com or a
                                             successor site.

         (6) Restating, in its entirety, the "Other Fees" section of Schedule "B" as follows:

                  Other Fees: separate charges may apply for extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material.

         IN WITNESS WHEREOF, the Trustee and Company have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE PROGRESSIVE CORPORATION           FIDELITY MANAGEMENT TRUST COMPANY

By: /s/ Charles E. Jarrett 6/16/04    By: /s/ Rebecca Hays Ethier  7/19/04
   -------------------------------       ---------------------------------
                            Date         FMTC Authorized Signatory   Date


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